CUSIP No. 889050 10 0


                                                                       Exhibit 1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "Agreement") dated as of
            November 26, 2002, by and among ANGOSTURA LIMITED, a company organized under the laws of Trinidad & Tobago ("Buyer"), and A. KENNETH PINCOURT, JR. ( "Seller"). Buyer and Seller are referred to collectively herein as the "Parties" and each, individually, as a "Party".

            WHEREAS, Seller owns 595,985 shares of common stock, par value $0.01 per share (the "Company Stock"), of Todhunter International, Inc., a Delaware corporation ("Company").

            WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Stock, upon the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Purchase and Sale of Company Stock. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, on January 31, 2003 or on such other date as shall be mutually agreed upon in writing by the Parties (in either case, the "Closing Date"), all of the Company Stock for an aggregate purchase price of US$7,200,000 in cash (the "Purchase Price"), payable in full at the Closing (as hereafter defined) by wire transfer to such account or accounts at such bank or banks as shall be designated by Seller in writing not less than two business days prior to the Closing Date or by delivery of immediately available funds in United States Dollars in such other form as the Parties may mutually agree.

      2. Closing. If all conditions to closing are satisfied or waived on the Closing Date, the closing of the purchase and sale of the Company Stock shall occur at the offices of Hunt, Cook, Riggs, Mehr & Miller, P.A. located at 2200 Corporate Boulevard, NW, Boca Raton, FL 33431 at 10:00 a.m. local time (or at such other place and/or time as the Parties may mutually agree) on the Closing Date (the "Closing"). At the Closing, (i) Seller will deliver to Buyer the Company Stock in accordance with Section 6(a) below, and (ii) Buyer will deliver to Seller the Purchase Price in accordance with Section 1 above.
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      3. Seller's Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true as of the date of this Agreement and will be true as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3):

            (i) Authorization of Transaction. Seller has full power and authority, and has sufficient legal capacity, to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable against him in accordance with its terms and conditions.

            (ii) Consents. Seller is not required give any notice to, make any filing, application or registration with, or obtain any authorization, consent, order, or approval of, or any waiver from any governmental agency or any other individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity (a "Person") in order to execute and deliver this Agreement or to consummate the transactions contemplated hereby, except for such notices, filings, applications, registrations, authorizations, consents, orders, approvals and waivers (if any) as have been obtained and except for such filings as Seller may be required to make under Section 16 of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act").

            (iii) Noncontravention. Neither the execution and the delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (A) violate any law, rule, injunction, or judgment of any governmental agency or court to which Seller is subject, (B) conflict with, result in a breach of, or constitute a default under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets is subject, or (C) result in the imposition or creation of any mortgage, pledge, lien, encumbrance, charge, security interest or other restriction of any kind ("Lien") upon or with respect to the Company Stock, other than any Liens created by, imposed upon or arising with respect to Buyer or any of Buyer's property.

            (iv) Company Stock. Seller holds of record and is the sole legal and beneficial owner of and has good title to the Company Stock, free and clear of any Liens. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company. At the Closing, Seller will convey to Buyer (and Buyer will acquire) good and marketable title to the Company Stock, free and clear of all Liens, other than any Liens created by, imposed upon or arising with respect to Buyer or any of Buyer's property.

            (v) No Reliance. Seller (A) is a sophisticated investor with respect to the sale of the Company Stock and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of selling the Company Stock in accordance with this Agreement, (B) has adequate information concerning the business and financial condition of the Company, the markets within which the Company operates, and the Company's prospects in those markets, in order to make an informed decision regarding the sale of the Company Stock, and (C) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made his own analysis and decision to enter into this Agreement. Seller acknowledges that Buyer has not given him any investment advice or opinion on whether the sale of the Company Stock is prudent.
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            (vi) Seller Excluded Information. Seller acknowledges that (i) Buyer currently may have, or later may come into possession of, information with respect to the Company Stock or the Company that is not known to Seller and that may be material to a decision to sell the Company Stock ("Seller Excluded Information"), (ii) Seller has determined to sell the Company Stock notwithstanding its lack of knowledge of Seller Excluded Information, and (iii) Buyer shall have no liability to Seller, and Seller hereby waives and releases any rights or claims that it might have against Buyer and waives and releases any duties that Buyer may owe to Seller, whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded Information in connection with the transactions contemplated hereby. Seller agrees to bear all risk of an increase in the value or market price of the Company Stock after the date hereof and the loss of an economic opportunity by reason of being bound to this Agreement, regardless of the reason for such increase (including, without limitation, those resulting from Seller Excluded Information or the actions of Buyer).

      4. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are true as of the date of this Agreement and will be true as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4):

            (i) Organization of Buyer. Buyer is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of Trinidad & Tobago.

            (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement by Buyer and all other agreements contemplated hereby to be executed and delivered by Buyer have been duly authorized by Buyer.

            (iii) Consents. Buyer is not required give any notice to, make any filing, application or registration with, or obtain any authorization, consent, order, or approval of, or any waiver from any Person in order to execute and deliver this Agreement or to consummate the transactions contemplated hereby, except for such notices, filings, applications, registrations, authorizations, consents, orders, approvals and waivers (if any) as have been obtained and except that for such filings as Buyer may be required to make under Sections 13(d) and 16 of the Securities Exchange Act.

            (iv) Noncontravention. Neither the execution and the delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will (A) violate any law, rule, injunction, or judgment of any governmental agency or court to which Buyer is subject or any provision of its charter, bylaws, trust agreement, or other governing documents, or (B) conflict with, result in a breach of, or constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject.
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            (v) Investment Intention. Buyer is not acquiring the Company Stock with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

            (vi) No Reliance. Buyer (A) is a sophisticated buyer with respect to the purchase of the Company Stock, (B) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Company Stock in accordance with this Agreement, (C) understands and is able to bear the economic risks of investment in the Company Stock (including the necessity of holding the Company Stock for an indefinite period of time, inasmuch as the Company Stock has not been registered under the Securities Act), (D) has adequate information concerning the business and financial condition of the Company, the markets within which the Company operates, and Company's prospects in those markets, and has had access to such financial and other information and been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto as Buyer deems necessary, to make an informed decision regarding the purchase of the Company Stock, (E) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, and (F) understands that the Company Stock has not been registered under the Securities Act, and is being sold under this Agreement in reliance upon one or more exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, resold or otherwise transferred unless the Company Stock subsequently is so registered or qualifies for exemption from registration under the Securities Act. Buyer acknowledges that Seller has not given Buyer any investment advice or opinion on whether the purchase of the Company Stock is prudent.

            (vii) Buyer Excluded Information. Buyer acknowledges that (i) Seller currently may have, or later may come into possession of, information with respect to the Company Stock or the Company that is not known to Buyer and that may be material to a decision to buy the Company Stock ("Buyer Excluded Information"), (ii) Buyer has determined to buy the Company Stock notwithstanding its lack of knowledge of the Buyer Excluded Information, and
(iii) Seller shall have no liability to Buyer, and Buyer hereby waives and releases any rights or claims that it might have against Seller and waives and releases any duties that Seller may owe to Buyer, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Buyer Excluded Information in connection with the transactions contemplated hereby. Buyer agrees to bear all risk of a decrease in the value or market price of the Company Stock after the date hereof and the loss of an economic opportunity by reason of being bound to this Agreement, regardless of the reason for such decrease (including, without limitation, those resulting from the Buyer Excluded Information or the actions of Seller).

      5. Certain Covenants. The Parties agree as follows:

            (a) Best Efforts. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).
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            (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and obtain any authorizations, consents, and approvals of all governmental agencies and other Persons in connection with the matters referred to in Section 3(ii) and any other activities contemplated by this Agreement, including, without limitation, the filing of all forms required to be filed by Seller under Section 16 of the Securities Exchange Act, and the filing by the Company of a Current Report on Form 8-K, if the Company believes such filing is appropriate. The Parties hereto consent to the filing of this Agreement by the Company as an exhibit to a Current Report on Form 8-K, if the Company believes such filing is appropriate.

            (c) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request.

      6. Conditions to Closing.

            (a) Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true in all respects at and as of the Closing Date;

                  (ii) Seller shall have performed and complied with all of his covenants hereunder to be performed or complied with at or prior to the Closing in all respects;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Agreement and General Release of All Claims dated the date hereof between Seller and the Company (as the same may be amended by the parties thereto in accordance with the terms thereof, the "Agreement and General Release") shall be in full force and effect (without revocation of any part thereof), and Seller shall be in full compliance with his obligations under such Agreement and General Release; and

                  (v) Seller shall have delivered certificates representing the Company Stock, duly endorsed in blank or with duly executed stock powers attached.

            (b) The obligations of Seller to consummate the transactions to be performed by him or it in connection with the Closing are subject to satisfaction or waiver of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true in all respects at and as of the Closing Date;
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                  (ii) Buyer shall have performed and complied with all of its covenants hereunder to be performed or complied with at or prior to the Closing in all respects;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

                  (iv) Buyer shall have delivered payment in full of the Purchase Price in accordance with Section 1 hereof.

      7. Mutual Releases.

            (a) In consideration of the delivery of the Company Stock and the payment of the Purchase Price, the Seller and his heirs, successors and assigns, on the one hand, and Buyer and each of it subsidiaries and all of their respective officers, directors, and employees, on the other hand (collectively, the "Releasers"), hereby fully, finally and unconditionally and forever release, discharge and forgive, the other Releasers and all of their heirs, successors and assigns, from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever, whether now known or claimed, to whomever made, which they had, have or may have against the other Releasers for or by reason of any cause, nature or thing whatsoever, up to the effective date of this Agreement, known or unknown; provided, however, that nothing in this paragraph 7(a) shall affect, impair or release or discharge any claim arising under or in connection with this Agreement.

            (b) As of the date of, and upon execution of this Agreement and its waiver and release of all claims, the Releasers covenant, represent and warrant each to the other that they have not asserted and will not assert, threaten or commence any claim, allegation, action, complaint or proceeding against the other Releasers or any of them by reason of any cause, matter or thing released pursuant to Section 7(a). If any Releaser should, after the execution of the Agreement make, pursue, prosecute, or threaten to make any claim or allegation, or pursue or commence or threaten to commence any claim, action, complaint or proceeding against the other, or any of them, for or by reason of any cause, matter or thing whatsoever released pursuant to Section 7(a), this Agreement may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding, and the party against whom any such claim is asserted shall be entitled to recover from the other party all reasonable costs incurred by virtue of defending same, including reasonable attorneys' fees and expenses, without altering or diminishing the effectiveness of the release provisions provided under Section 7(a); provided, however, that nothing in this Section 7(b) shall limit any Releaser, individually or collectively, from bringing any claim arising under or in connection with this Agreement. Each Releaser represents that, as of the date hereof, they have no knowledge of any basis for claims against the other.
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      8. Miscellaneous.

            (a) Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing or after Closing without the prior written approval of other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise and consult with the other Party prior to making the disclosure).

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party, and any purported such assignment without such consent shall be null and void; provided, however, that Buyer may
(i) assign its rights and interests hereunder to one or more of its affiliates designated in a writing signed by Buyer and delivered to Seller and (ii) designate one or more of its affiliates to perform its obligations hereunder, but notwithstanding any such assignment or designation pursuant to (i) or (ii) above, Buyer shall at all times remain liable to Seller as a primary obligor for the full performance of all of its obligations hereunder; provided further, however, that Seller may, to the extent permitted by applicable law, assign his right hereunder to receive payment of all or any portion of the Purchase Price to such Person or Persons as Seller may, in his sole discretion, designate in a writing signed by Seller and delivered to Buyer.

            (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile with written confirmation of successful transmission and receipt with original to follow promptly), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
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      (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, or (ii) two business days after being sent to the recipient by reputable overnight courier service (charges prepaid):

            If to Seller:

            c/o A. Kenneth Pincourt, Jr.
            1270 North Lake Way
            Palm Beach, FL  33480

            with a copy (which shall not constitute notice) to:
            Hogan & Hartson L.L.P.
            875 Third Avenue
            New York, New York 10022
            Attention:  David Dunn, Esq.

            If to Buyer:

            Angostura Limited
            Corner Eastern Main Road & Trinity Avenue
            Laventille, Trinidad & Tobago
            Attn:  Lawrence Andre Duprey

Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (h) Governing Law; Consent to Jurisdiction; Recovery of Costs. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably consents to the jurisdiction of United States District Court for the Southern District of Florida or of the state courts located therein, which shall be the exclusive venue and forum for any action, suit or proceeding arising under, with respect to or in connection with this Agreement. Each Party hereby waives any objection to the foregoing choices of venue and forum based on forum nonconveniens or similar principles. Each Party agrees that, in the event of any action to enforce or for breach of this Agreement, the prevailing Party shall be entitled to recover his or its costs and expenses of litigation, including reasonable attorneys' fees.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by either Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
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            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Except as set forth in Section 8(h), each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (and, for the avoidance of doubt, neither Party shall claim that the Company is responsible for such costs and expenses). Any stock transfer, registration or similar taxes, charges or fees payable in respect of the transfer and sale of the Company Stock contemplated by this Agreement shall be paid by the Buyer.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (m) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.
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            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                             ANGOSTURA LIMITED


                                             By: /s/ Lawrence Duprey
                                                 -------------------------------
                                             Name:  Lawrence Duprey
                                             Title: Chairman


                                             /s/ A. Kenneth Pincourt, Jr.
                                             -----------------------------------
                                             A. Kenneth Pincourt, Jr.